Exhibit 99.1

Providence Service Corporation Appoints Jeff Felton as Chief Executive Officer of LogistiCare

STAMFORD, CT – July 7, 2017 – The Providence Service Corporation (“Providence”) (Nasdaq: PRSC) and its subsidiary, LogistiCare Solutions, LLC (“LogistiCare”), today announced the appointment of Jeff Felton as LogistiCare’s Chief Executive Officer, effective July 10, 2017.

Mr. Felton, age 55, has more than 30 years of experience in the healthcare services and healthcare technology industries. He most recently served as President of McKesson Connected Care and Analytics where he was responsible for multiple business units within McKesson Technology Solutions including RelayHealth, Strategic Intelligence, Extended Care Solutions, Capacity Management and Population and Risk Management. Prior to working at McKesson, Mr. Felton worked at Cardinal Health, Baxter Healthcare and Procter and Gamble. Mr. Felton has a BS in Biology and a BA in Economics from the University of Cincinnati, and an MBA from the Kellogg School of Management at Northwestern University.

“After a thorough search, we are excited to welcome Jeff to the LogistiCare team. Jeff is a seasoned executive with a deep knowledge of network-based, technology-enabled businesses in healthcare services,” said James Lindstrom, Chief Executive Officer of Providence.  “We look forward to his contributions and leadership as we continue to grow LogistiCare and expand our mobility management offerings.”

Mr. Felton added, “I am thrilled to join the LogistiCare team, as they have built a leading business in healthcare transportation management that helps enable healthcare access for those that need it most.”

The CEO search was conducted by Heidrick & Struggles, a worldwide executive search firm specializing in chief executive and senior level assignments.

About Providence

The Providence Service Corporation is a holding company which owns interests in subsidiaries and other companies that are primarily engaged in the provision of healthcare and workforce development services for public and private sector entities seeking to control costs and promote positive outcomes. For more information, please visit prscholdings.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our continuing relationship with government entities and our ability to procure business from them, our ability to manage growing and changing operations, the implementation of healthcare reform law, government budget changes and legislation related to the services that we provide, our ability to renew or replace existing contracts that have expired or are scheduled to expire with significant clients, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

David Shackelton – Chief Financial Officer

(203) 307-2800